AVIS BUDGET GROUP REPORTS FIRST QUARTER 2014 RESULTS

•	Revenue increased 10% to $1.9 billion.

•	Adjusted EBITDA increased 26% to $117 million.

•	Diluted earnings per share were $0.16, excluding certain items, on GAAP net income of $4 million.

•	Company reaffirms its 2014 Adjusted EBITDA projections and raises its earnings per share estimate.

PARSIPPANY, N.J., May 7, 2014 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2014. For the quarter, the Company reported revenue of $1.9 billion, a 10% increase compared with the prior-year first quarter. Adjusted EBITDA increased 26% to $117 million. The Company reported net income of $18 million, or $0.16 per share, excluding certain items, and GAAP net income of $4 million, or $0.03 per share.

“Our strong first quarter results were driven by volume growth and increases in both leisure and commercial pricing in North America,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our continued focus on growing in more profitable customer segments and channels continues to pay benefits; we completed two tuck-in acquisitions during the quarter that expand our global footprint; our acquisitions of Avis Europe, Zipcar, Apex and Payless all contributed to our improvement in earnings; and we returned $75 million in cash to shareholders through share repurchases.”

The Company previously announced that it has expanded its share repurchase authorization by $235 million. This amount is in addition to the existing $200 million share repurchase program that the Company announced in August 2013, under which it has repurchased $125 million of stock through first quarter 2014.

Executive Summary
Revenue increased 10% in first quarter 2014 compared to first quarter 2013 primarily due to a 6% increase in rental days and the acquisitions of Payless and Zipcar. Excluding those acquisitions and the effect of currency movements, revenue grew 7% and pricing in North America increased 2% year-over-year. First quarter Adjusted EBITDA increased 26% to $117 million, primarily due to higher rental volumes and increased year-over-year pricing in North America and despite a $9 million negative impact from movements in currency exchange rates.

Zipcar, acquired by the Company in March 2013, contributed approximately $68 million to revenue and $5 million to Adjusted EBITDA in the first quarter. Payless Car Rental, acquired by the Company in July 2013, contributed $30 million to revenue and $6 million to Adjusted EBITDA in the first quarter.

Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. As discussed in Table 1 of this release, the Company has reclassified its Zipcar operations outside of North America to be a component of its International segment and has modified the definition of Adjusted EBITDA to exclude restructuring expense, for all periods presented. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and North American car sharing operations)

	2014	2013	% change
Revenue	$1,236	$1,098	13%
Adjusted EBITDA	$114	$93	23%

Revenue increased 13% primarily due to the acquisitions of Zipcar and Payless, and a 4% increase in volume and 2% higher pricing, excluding Payless. Adjusted EBITDA increased 23% primarily due to higher volume and pricing, partially offset by a 7% increase in per-unit fleet costs. Excluding the acquisitions of Zipcar and Payless, revenue grew 6% and Adjusted EBITDA increased 11%.

International
(Consisting of the Company’s international vehicle rental and car sharing operations)

	2014	2013	% change
Revenue	$551	$517	7%
Adjusted EBITDA	$17	$17	0%

Revenue increased 7% primarily due to a 3% increase in rental days, a 1% increase in total revenue per rental day (which excludes licensee revenues and was comprised of a 7% increase in ancillary revenue per day and a 2% decline in reported pricing) and the acquisition of Zipcar. Adjusted EBITDA was unchanged primarily due to revenue growth and synergies from the integration of our European operations, offset by a $9 million negative impact from currency exchange movements.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2014	2013	% change
Revenue	$75	$76	(1%)
Adjusted EBITDA	$(2)	$(5)	NM

Truck Rental revenue declined 1% due to a 3% decrease in volume, as our truck rental fleet was 14% smaller in 2014. Adjusted EBITDA improved by $3 million in the first quarter due to a 4% increase in pricing.

Other Items

•
Share Repurchases - The Company repurchased approximately 1.6 million shares of its common stock at a cost of $75 million in the first quarter. As of March 31, 2014, the Company has repurchased a total of 3.2 million shares at a cost of approximately $125 million under the $200 million share repurchase program authorized in August 2013. In April 2014, the Company increased the repurchase authorization by $235 million.

•
Debt Refinancing - In March, the Company completed an offering of €200 million (approximately $275 million) of senior notes due 2021 with a yield-to-maturity of approximately 4.85%. The Company used the proceeds from the offering in April to redeem a similar amount of its outstanding 8.25% senior notes due 2019.

•
“Tuck-in” Acquisitions - In February, the Company acquired its existing Budget Car & Truck Rental licensee in Edmonton, Alberta, Canada. The investment of approximately $30 million, plus the cost of acquired fleet, enables the Company to expand its footprint while capturing a larger share of Canada’s domestic, international-inbound and truck rental spend. In February, the Company also re-acquired the license rights to the Budget Car Rental brand in Portugal and now operates both the Avis and Budget brand there directly.

Outlook
The Company today reaffirmed its full-year 2014 Adjusted EBITDA estimate, and increased its 2014 revenue and earnings per share estimates. The Company expects:

•
Full-year 2014 revenue will be approximately $8.4 billion to $8.6 billion, a 6% to 8% increase compared to 2013. In the Company’s North America segment, rental days are expected to increase 4% to 6%, and pricing is expected to increase approximately 1% in 2014. The increase in projected revenue compared to the Company’s prior estimate is primarily due to our acquisition of our Budget Edmonton licensee.

•	Adjusted EBITDA will increase 7% to 17%, to approximately $825 million to $900 million.

•
Per-unit fleet costs in its North America segment will be approximately $300 to $310 per month in 2014, compared to $299 per month in 2013. Total Company fleet costs are expected to be $295 to $305 per unit per month in 2014, an increase of approximately 2% to 5% compared to 2013.

•	Interest expense related to corporate debt will be approximately $215 million, a reduction of $13 million compared to 2013.

•
2014 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to the acquisitions of Avis Europe and Zipcar) will be approximately $150 million to $155 million.

•	Pretax income will be approximately $455 million to $535 million, excluding certain items.

•
Its effective tax rate in 2014 will be approximately 38%, excluding certain items, and its diluted share count will be approximately 111 to 112 million, including the effect of repurchasing $200 million to $300 million of outstanding shares in 2014.

Based on these expectations, the Company estimates that its 2014 diluted earnings per share, excluding certain items, will increase approximately 14% to 34% compared to 2013, to $2.50 to $2.95.

The Company also continues to target $1 billion or more of Adjusted EBITDA in 2015.

Investor Conference Call
Avis Budget Group will host a conference call to discuss first quarter results on May 8, 2014, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on May 8 until 8:00 p.m. (ET) on May 22 at (203) 369-1590, access code: “Avis Budget.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than 870,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate the businesses of Zipcar, Payless and Avis Budget, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, and our ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2013, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 5 and Table 6 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income (loss) before income taxes, net income (loss) and diluted earnings per share, excluding certain items, are income (loss) before income taxes, net cash provided by operating activities, net income (loss), net income (loss) and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income (loss) before income taxes, net cash provided by operating activities, net income (loss) and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended March 31,
	2014	2013	% Change
Income Statement and Other Certain Items
Net revenues	$1,862	$1,691	10%
Adjusted EBITDA (non-GAAP)	117	93	26%
Income (loss) before income taxes	5	(57)	*
Net income (loss)	4	(46)	*
Earnings (loss) per share - Diluted	0.03	(0.43)	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	26	5	*
Net income	18	9	100%
Earnings per share - Diluted	0.16	0.08	100%

	As of
	March 31, 2014	December 31, 2013
Balance Sheet Items
Cash and cash equivalents	$841	$693
Vehicles, net	10,617	9,582
Debt under vehicle programs	7,999	7,337
Corporate debt	3,696	3,394
Stockholders’ equity	703	771

		Three Months Ended March 31,
	Segment Results	2014	2013	% Change
	Net Revenues (B)
	North America	$1,236	$1,098	13%
	International	551	517	7%
	Truck Rental	75	76	(1%)
	Corporate and Other	—	—	*
	Total Company	$1,862	$1,691	10%

	Adjusted EBITDA (C)
	North America	$114	$93	23%
	International	17	17	0%
	Truck Rental	(2)	(5)	*
	Corporate and Other	(12)	(12)	*
	Total Company	$117	$93	26%

	Reconciliation of Adjusted EBITDA to Pretax income (loss)
	Total Company Adjusted EBITDA	$117	$93
Less:	Non-vehicle related depreciation and amortization	41	34
	Interest expense related to corporate debt, net:
	Interest expense	56	58
	Early extinguishment of debt	—	40
	Transaction-related costs	8	8
	Restructuring expense	7	10
	Income (loss) before income taxes	$5	$(57)	*

_______
*	Not meaningful.
(A)
During the three months ended March 31, 2014, we recorded certain items in our operating results of $21 million ($14 million, net of tax), consisting of $8 million ($5 million, net of tax) for transaction-related costs primarily comprised of a non-cash charge for re-acquired license rights and acquisition integration expenses, $7 million ($5 million, net of tax) in restructuring expense and $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe, Zipcar and Payless.
During the three months ended March 31, 2013, we recorded certain items in our operating results of $62 million ($55 million, net of tax), consisting of $40 million ($39 million, net of tax) for costs related to the early extinguishment of corporate debt, $10 million ($7 million, net of tax) in restructuring expense, $8 million ($6 million, net of tax) for transaction-related costs primarily related to the integration of Avis Europe and the acquisition of Zipcar, and $4 million ($3 million, net of tax) for amortization expense related to intangible assets recognized in the acquisitions of Avis Europe and Zipcar.

(B)
Net revenues for 2013 have been recast to reflect a change in our Zipcar management structure, which resulted in certain revenues previously reported in North America now being reported in International. For additional detail, see Table 6.

(C)
See Table 5 for a description of Adjusted EBITDA. Amounts for 2013 have been recast to exclude restructuring expense as a result of a revision in our definition of Adjusted EBITDA; for additional detail, see Table 6. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $11 million and $10 million in first quarter 2014 and 2013, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues
Vehicle rental	$1,329	$1,217
Other	533	474
Net revenues	1,862	1,691

Expenses
Operating	1,000	931
Vehicle depreciation and lease charges, net	433	386
Selling, general and administrative	248	224
Vehicle interest, net	64	57
Non-vehicle related depreciation and amortization	41	34
Interest expense related to corporate debt, net:
Interest expense	56	58
Early extinguishment of debt	—	40
Transaction-related costs	8	8
Restructuring expense	7	10
Total expenses	1,857	1,748

Income (loss) before income taxes	5	(57)
Provision for (benefit from) income taxes	1	(11)
Net income (loss)	$4	$(46)

Earnings (loss) per share
Basic	$0.03	$(0.43)
Diluted	$0.03	$(0.43)

Weighted average shares outstanding
Basic	106.6	107.7
Diluted	108.6	107.7

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2014	2013	% Change
CAR RENTAL (A)

North America Segment (B)

Rental Days (000’s)	21,129	19,723	7%
Time and Mileage Revenue per Day (C)	$41.77	$41.34	1%
Average Rental Fleet	328,230	312,604	5%

International Segment

Rental Days (000’s)	7,754	7,500	3%
Time and Mileage Revenue per Day (D)	$42.86	$43.89	(2%)
Average Rental Fleet	123,866	122,250	1%

Total Car Rental (B)

Rental Days (000’s)	28,883	27,223	6%
Time and Mileage Revenue per Day	$42.07	$42.05	0%
Average Rental Fleet	452,096	434,854	4%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	824	853	(3%)
Time and Mileage Revenue per Day	$74.18	$71.03	4%
Average Rental Fleet	22,993	26,632	(14%)
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding the July 2013 acquisition of Payless, the results for North America and Total Car Rental would have been as follows:

	Three Months Ended March 31,
	2014	2013	% Change
North America Segment (excluding Payless)
Rental Days (000’s)	20,513	19,723	4%
Time and Mileage Revenue per Day *	$42.14	$41.34	2%
Average Rental Fleet	319,547	312,604	2%

Total Car Rental (excluding Payless)
Rental Days (000’s)	28,267	27,223	4%
Time and Mileage Revenue per Day	$42.33	$42.05	1%
Average Rental Fleet	443,413	434,854	2%

*	Excluding currency exchange effects, time and mileage revenue per day increased 2 percentage points in the three months ended March 31, 2014.

(C)	Excluding currency exchange effects, time and mileage revenue per day increased 2 percentage points in the three months ended March 31, 2014.
(D)
Excluding currency exchange effects, time and mileage revenue per day decreased 1 percentage point in the three months ended March 31, 2014. Reported time and mileage revenue per day for the three months ended March 31, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Italy, Spain, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2014
Operating Activities
Net cash provided by operating activities	$390

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(164)
Net cash used in investing activities of vehicle programs	(793)
Net cash used in investing activities	(957)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	228
Net cash provided by financing activities of vehicle programs	488
Net cash provided by financing activities	716

Effect of changes in exchange rates on cash and cash equivalents	(1)
Net change in cash and cash equivalents	148
Cash and cash equivalents, beginning of period	693
Cash and cash equivalents, end of period	$841

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2014
Pretax income	$5
Add-back of non-vehicle related depreciation and amortization	41
Add-back of transaction-related costs	8
Working capital and other	(83)
Capital expenditures	(37)
Tax payments, net of refunds	—
Vehicle programs and related (B)	36
Free Cash Flow	(30)

Acquisition and related payments, net of acquired cash (C)	(44)
Borrowings, net of debt repayments	301
Transaction-related payments	(5)
Repurchases of common stock	(67)
Financing costs, foreign exchange effects and other	(7)
Net change in cash and cash equivalents (per above)	$148

_______
(A) See Table 5 for a description of Free Cash Flow.
(B) Includes vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C) Excludes $86 million of vehicles purchased as part of the Budget Edmonton licensee acquisition, which were financed through incremental vehicle-backed borrowings.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2014
Free Cash Flow (per above)	$(30)
Investing activities of vehicle programs	793
Financing activities of vehicle programs	(488)
Capital expenditures	37
Proceeds received on asset sales	(3)
Acquisition-related payments	86
Transaction-related payments	(5)
Net Cash Provided by Operating Activities (per above)	$390

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain Items
The accompanying press release and tables present income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share for the three months ended March 31, 2014 and 2013, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months ended March 31, 2014 and 2013.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

Reconciliation of Adjusted EBITDA to Income (loss) before income taxes:

		Three Months Ended March 31,
		2014	2013
	Adjusted EBITDA	$117	$93

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	35	30
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	56	58
	Income before income taxes, excluding certain items	26	5

	Less certain items:
	Early extinguishment of debt	—	40
	Transaction-related costs	8	8
	Restructuring expense	7	10
	Acquisition-related amortization expense	6	4
	Income (loss) before income taxes	$5	$(57)

Reconciliation of net income, excluding certain items to net income (loss):

	Net income, excluding certain items	$18	$9
	Less certain items, net of tax:
	Early extinguishment of debt	—	39
	Transaction-related costs	5	6
	Restructuring expense	5	7
	Acquisition-related amortization expense	4	3
	Net income (loss)	$4	$(46)

	Earnings per share, excluding certain items (diluted)	$0.16	$0.08

	Earnings (loss) per share (diluted)	$0.03	$(0.43)

	Shares used to calculate earnings per share, excluding certain items (diluted)	112.6	110.2
Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.

Table 6

Avis Budget Group, Inc.
Segment Results
For the Year Ended December 31, 2013
($ in millions)

In conjunction with a change in the Company's management structure, the financial results of the Company’s Zipcar operations outside of North America are now reported in the Company’s International segment, rather than in the Company’s North America segment. In addition, the Company has revised its definition of Adjusted EBITDA to exclude restructuring expense, to be consistent with the manner in which management assesses performance and allocates resources. Adjusted EBITDA represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. The Company's consolidated results for the year ended December 31, 2013 are not affected by such changes. The table below illustrates the impact of these changes to Revenue and Adjusted EBITDA for 2013. This information was initially published in our Form 8-K dated April 21, 2014.

	As Previously Reported
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,100	$1,292	$1,513	$1,178	$5,083	$90	$114	$223	$73	$500
International	515	608	773	586	2,481	14	53	144	29	240
Truck Rental	76	102	109	85	373	(9)	8	13	3	15
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	1,691	2,002	2,395	1,849	7,937	83	164	369	92	708

	Adjustments for Segment Reclassification
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$(2)	$(13)	$(13)	$(13)	$(41)	$—	$1	$—	$—	$1
International	2	13	13	13	41	—	(1)	—	—	(1)
Truck Rental	—	—	—	—	—	—	—	—	—	—
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	—	—	—	—	—

	Adjustments to Exclude Restructuring Expense from Adjusted EBITDA Definition
	Revenue					Adjusted EBITDA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$—	$—	$—	$—	$—	$3	$—	$3	$1	$7
International	—	—	—	—	—	3	6	5	19	33
Truck Rental	—	—	—	—	—	4	9	6	2	21
Corporate and Other	—	—	—	—	—	—	—	—	—	—
Total	—	—	—	—	—	10	15	14	22	61

	As Adjusted
	Revenue					Adjusted EBITDA (a)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
North America	$1,098	$1,279	$1,500	$1,165	$5,042	$93	$115	$226	$74	$508
International	517	621	786	599	2,522	17	58	149	48	272
Truck Rental	76	102	109	85	373	(5)	17	19	5	36
Corporate and Other	—	—	—	—	—	(12)	(11)	(11)	(13)	(47)
Total	$1,691	$2,002	$2,395	$1,849	$7,937	$93	$179	$383	$114	$769
__________
The sum of the quarters does not necessarily equal the full year due to rounding.

(a)	The following table reconciles Adjusted EBITDA to Income (loss) before income taxes.

Reconciliation of Adjusted EBITDA to Income (loss) before income taxes
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Adjusted EBITDA	$93	$179	$383	$114	$769
Less: Non-vehicle related depreciation and amortization	34	37	39	42	152
Interest expense related to corporate debt, net	58	55	57	58	228
Early extinguishment of debt	40	91	—	16	147
Transaction-related costs	8	19	10	14	51
Impairment	—	—	33	—	33
Restructuring expense	10	15	14	22	61
Income (loss) before income taxes	$(57)	$(38)	$230	$(38)	$97